EXHIBIT 99.1


               PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 -
                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements made by public companies. This safe-harbor protects a company from securities law liability in connection with forward-looking statements if Pivotal complies with the requirements of the safe-harbor. As a public company, we have relied and will continue to rely on the protection of the safe harbor in connection with our written and oral forward-looking statements.

When evaluating our business, you should consider:

     o    all of the information in this quarterly report;

     o the risk factors and other information included in our annual report on Form 10-K for the year ended June 30, 2002; and

     o    the risk factors described below.


                                  RISK FACTORS

IMPORTANT FACTORS THAT MAY AFFECT OUR BUSINESS, OUR RESULTS OF OPERATIONS AND OUR SHARE PRICE.

Holders of our common shares are subject to the risks and uncertainties inherent in our business. You should consider the following factors, as well as other information set forth in this report, in connection with any investment in our common shares. If any of the risks described below occurs, our business, results of operations and financial condition could be adversely affected. In such cases, the price of our common shares could decline, and you could lose part or all of your investment.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements or other future events. Moreover, neither we nor anyone else assumes responsibility for the accuracy or completeness of forward-looking statements. You should consider our forward-looking statements in light of the following risk factors and other information in this report. If any of the risks described below occurs, our business, results of operation and financial condition could differ from those projected in our forward-looking statements. We are under no duty to update any of our forward-looking statements after the date of this report. You should not place undue reliance on forward-looking statements.

FACTORS RELATING TO OUR BUSINESS AND THE MARKET FOR CUSTOMER RELATIONSHIP MANAGEMENT AND ELECTRONIC BUSINESS PRODUCTS MAKE OUR TOTAL REVENUE AND FUTURE OPERATING RESULTS UNCERTAIN AND MAY CAUSE THEM TO FLUCTUATE FROM PERIOD TO PERIOD.

Our operating results have varied in the past, and we expect that they may continue to fluctuate in the future. In addition, our operating results may not follow any past trends. Some of the factors that could affect the amount and timing of our revenues from software licenses and related expenses and cause our operating results to fluctuate include:

     o general economic conditions, which may affect our customers' capital investment levels in management information systems;

     o    changes in the economy and foreign currency exchange rates;

     o    market acceptance of our solutions;



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     o    the length and variability of the sales cycle for our solutions, which is typically highly variable;

     o the size and timing of customer orders, which can be affected by customer order deferrals in anticipation of new product introductions, product enhancements, and customer budgeting and purchasing cycles;

     o our ability to successfully expand our sales force and marketing programs;

     o    increases in the cost of software and professional services;

     o    our ability to successfully expand our international operations;

     o the introduction or enhancement of our solutions or our competitors' solutions;

     o    changes in our or our competitors' pricing policies;

     o    activities of and acquisitions by competitors;

     o our ability to develop, introduce and market new solutions on a timely basis and control our costs; and

     o customer satisfaction and our reputation relating to our products and services.


One or more of the foregoing factors may cause our operating expenses to be disproportionately high during any given period or may cause our net revenue and operating results to fluctuate significantly. Based upon the preceding factors, we may experience a shortfall in revenue or earnings or otherwise fail to meet public market expectations, which could materially and adversely affect our business, financial condition, results of operations and the market price of our common stock.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE DUE TO SEASONAL TRENDS AND VARIATIONS IN THE FISCAL OR QUARTERLY CYCLES OF OUR CUSTOMERS

Our total revenue and operating results may vary significantly from quarter to quarter. The main factors that may affect these fluctuations are:

     o    seasonal variations in operating results;

     o    variations in the fiscal or quarterly cycles of our customers;

     o    the discretionary nature of our customers' purchase and budget cycles;

     o    the size and complexity of our license transactions;

     o    the potential delays in recognizing revenue from license transactions;
          and

     o    the timing of new product releases.

We have experienced, and expect to continue to experience, seasonality with respect to product license revenues. Except for the year ended June 30, 2001, we have historically recognized more license revenues in the fourth quarter of our fiscal year and recognized less license revenues in the subsequent first quarter. We believe that these fluctuations are caused in part by customer buying patterns and the efforts of our direct sales force to meet or exceed fiscal year-end quotas. In addition, our sales in Europe are generally lower during the summer months than during other periods. We expect that these seasonal trends are likely to continue in the future. If revenues for one quarter are lower than the revenues for the prior quarter, it may be hard to determine whether the reason for the reduction in revenues involves seasonal trends or other factors adversely affecting our business.

Our product revenues are not predictable with any significant degree of certainty and future product revenues may differ from historical patterns. If customers cancel or delay orders, it can have a material adverse impact on our revenues and results of operations from quarter to quarter. Because our results of operations may fluctuate from quarter to quarter, you should not assume that you could predict results of operations in future periods based on results of operations in past periods.



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Even though our revenues are difficult to predict, we base our expense levels in part on future revenue projections. Many of our expenses are fixed, and we cannot quickly reduce spending if revenues are lower than expected. This could result in significantly lower income or greater loss than we anticipate for any given period. We will react accordingly to minimize any impact.


OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO PREDICT HOW OUR BUSINESS WILL DEVELOP AND FUTURE OPERATING RESULTS.

We commenced operations in January 1991. We initially focused on the development of application software for pen computers. In September 1994, we changed our focus to research and development of customer relationship management and electronic business products.

We have a limited operating history and we face many of the risks and uncertainties encountered by early-stage companies in rapidly evolving markets. These risks and uncertainties include, but are not limited to:

     o no history of profitable operations except for the quarters ended March 30, 1998 and June 30, 1998;

     o    uncertain market acceptance of our products;

     o    our reliance on a limited number of products;

     o the risks that competition, technological change or evolving customer preferences could adversely affect sales of our products;

     o our reliance on third parties to market, install, and support our products;

     o    our dependence on a limited number of key personnel;

     o our dependence on the adoption and success of the Microsoft .NET platform;

     o the risk that our management will not be able to effectively react to and manage the changes to Pivotal resulting from the rapidly evolving market;

     o the risk that our management will not be able to identify or effectively manage acquisitions we have undertaken or may undertake in the future; and

     o a general economic downturn and stock market declines affecting technology companies.



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The  new  and  evolving  nature  of the  customer  relationship  management  and electronic business market increases these risks and uncertainties. Our limited operating history makes it difficult to predict how our business will develop and our future operating results.

WE HAVE A HISTORY OF LOSSES, WE MAY INCUR LOSSES IN THE FUTURE AND OUR LOSSES MAY INCREASE IF PROJECTED REVENUES ARE NOT ACHIEVED TO SUPPORT THE LEVEL OF OPERATING EXPENSES.

We have incurred net losses in each fiscal year since inception, except for the year ended June 30, 1998, in which we had net income of approximately $4,000. As at September 30, 2002, we had an accumulated deficit of approximately $153.0 million. We will continue to examine the level of operating expenses based on projected revenues. Any planned increases in operating expenses may result in larger losses in future periods if projected revenues are not achieved. As a result, we will need to generate significantly greater revenues than we have to date to achieve and maintain profitability. We cannot be certain that our revenues will increase. Our business strategies may not be successful and we may not be profitable in any future period.

WE HAVE EXPERIENCED RAPID GROWTH WHICH HAS PLACED A STRAIN ON OUR RESOURCES IN THE PAST AND HAVE RECENTLY IMPLEMENTED RESTRUCTURING INITIATIVES TO REDUCE OUR WORKFORCE, FACILITIES AND BUSINESS FUNCTIONS. ANY FAILURE TO EFFECTIVELY MANAGE THE RAPID CHANGE IN SIZE OF OUR COMPANY COULD CAUSE OUR BUSINESS TO SUFFER.

In the past, we expanded our operations rapidly. The number of our employees increased from 526 on June 30, 2000 to 714 on June 30, 2001. This expansion placed a significant strain on our managerial, operational and financial resources as we integrated and managed new employees, more locations, acquisitions, more customers, suppliers and other business relationships. In July 2001 and October 2001, we reduced our workforce to approximately 675 and 525, respectively. During the year ended June 30, 2002, we initiated corporate restructuring activities which included a workforce reduction of employees, representing approximately 26% of our total workforce worldwide, consolidation of excess facilities and restructuring of certain business functions. On October 3, 2002, we announced further corporate restructuring initiatives, which included a workforce reduction representing approximately 27% of our total workforce, consolidation of excess facilities and restructuring of certain business functions. There have been and may continue to be substantial costs associated with these workforce reductions related to severance and other employee-related costs, as well as material charges for reduction of excess facilities, and our restructuring plans may yield unanticipated consequences, such as attrition beyond our planned reductions in workforce. These workforce reductions have placed an increased burden on our administrative, operational and financial resources and has resulted in increased responsibilities for each of our management personnel. As a result, our ability to respond to unexpected challenges may be impaired and we may be unable to take advantage of new opportunities. In addition, many of the employees who were terminated possessed specific knowledge or expertise, and that knowledge or expertise may prove to have been important to our operations. In that case, their absence may create significant difficulties. Further, these reductions in our workforce may reduce employee morale and may create concern among potential and existing employees about job security at Pivotal, which may lead to difficulty in hiring and increased turnover in our current workforce, and divert management's attention. In addition, these headcount reductions may subject us to the risk of litigation, which could result in substantial costs to Pivotal and could divert management's time and attention away from business operations. Any failure by us to properly manage these rapid changes in workforce, facilities and business functions could impair our ability to efficiently manage our business to maintain and develop important relationships with members of the Pivotal Partner Program and other third parties and to attract and service customers. It could also cause us to incur higher operating costs and delays in the execution of our business plan or in the reporting or tracking of our financial results.

OUR FUTURE REVENUE GROWTH COULD BE IMPAIRED IF WE ARE UNABLE TO EFFECTIVELY STAFF AND MANAGE OUR DIRECT SALES AND SUPPORT INFRASTRUCTURE.

Our future revenue growth will depend in large part on our ability to successfully manage our direct sales force, sales processes and sales support infrastructure and our customer support capability. We may not be able to recruit and train experienced direct sales, consulting and customer support personnel. If we are unable to hire and retain highly skilled direct sales personnel we may not be able to increase our license revenue to the extent necessary to achieve



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profitability.  If we are unable to hire highly trained  consulting and customer support personnel we may be unable to meet customer demands.

TO BE SUCCESSFUL, WE MUST EFFECTIVELY COMPETE IN THE EBUSINESS SYSTEMS MARKET

Our  products  target  the  eBusiness  systems  market.  This  market  is highly competitive, rapidly changing and significantly affected by new product introductions and other market activities of industry participants. Our products are targeted at the emerging market for eBusiness application. We face competition primarily from our customers' internal information technology departments and systems integrators, as well as from other application software providers that offer a variety of products and services designed to address this market. We believe that most customer deployments have been the result of large internal development projects, customs solutions from systems integrators or the application of personal and departmental productivity tools to the global enterprise. We may not be able to compete successfully against such internal development efforts.

We frequently rely on a number of systems consulting and systems integration firms for a substantial portion of implementation and other global services, as well as for recommendations of our products during the evaluation stage of the purchase process. Although we seek to maintain close relationship with these service providers, many of them have similar and often more established relationships with our competitors. If we are unable to develop and retain effective, long-term relationships with these third parties, our competitive position could be materially and adversely affected. Further, many of these third parties have significantly greater resources than we do and may market software products that compete with us and may otherwise reduce or discontinue their relationships with or support of us and our products.

A large number of personal, departmental and other products exist in the eBusiness applications market. Our competitors include a number of companies that compete with us primarily within a particular product line and/or the prospective customer's industry. These companies include: E.piphany, Inc.; JD Edwards & Company; Kana Software, Inc.; ONYX Software Corporation, Siebel Systems, Inc.; and Salesforce.com, Inc., among many others. In addition, our competitors include several companies such as Oracle Corporation, PeopleSoft, Inc. and SAP AG, that compete in our product line. Some of these competitors have longer operating histories; significantly greater financial, technical, marketing and other resources; significantly greater name recognition; and a larger installed base of customers than we do. In addition, many competitors have well-established relationships with our current and potential customers. As a result, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sales of their products than we can.

There are many factors that may increase competition in the eBusiness systems market, including: (i) entry of new competitors; (ii) alliance among existing competitors; (iii) alliances between our competitors and systems integrators;
(iv) consolidation in the software industry or amongst systems integrators;  and
(v) technological changes or changes in the use of the Internet. Increased competition may result in price reductions, reduced gross margins or loss of market share, any of which could materially and adversely affect our business, operating results and financial condition. We cannot assure you that we will be able to compete successfully against current and future competitors or that competitive pressures faced by us will not materially and adversely affect our business, financial condition or results of operations.

ECONOMIC CONDITIONS COULD ADVERSELY AFFECT OUR REVENUE GROWTH AND ABILITY TO FORECAST REVENUE

Our revenue growth and potential for profitability depend on the overall demand for customer relationship management software and services. Because our sales are primarily to corporate customers, we are also affected by general economic and business conditions. A softening of demand for computer software caused by the weakened economy, both domestic and international, has affected our sales and may result in decreased revenues and growth rates. As a result of the economic downturn, we have also experienced and may continue to experience difficulties in collecting outstanding receivables from our customers. In addition, the terrorist attacks on the United States in 2001, and the armed conflict that has followed, have added or exacerbated economic, political and other uncertainties, which could adversely affect our sales and thus our revenue growth.



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Our sales force  monitors  the status of  proposals,  such as the date when they estimate that a transaction will close and the potential dollar amount of such sale. We aggregate these estimates regularly in order to generate a sales forecast and then evaluate our forecast against actual results at various times to look for trends in our business. While this analysis provides us with information about our potential customers and the associated revenues for budgeting and planning purposes, these estimates may not consistently correlate to revenues in a particular quarter or over a longer period of time. In particular, as a result of the economic slowdown, we believe that a number of our potential customers may delay or cancel their purchases of our software, consulting services or customer support services or may elect to develop their own customer relationship management product. A variation in the conversion of the sales proposals into contracts could adversely affect our business and operating results. In addition, because a substantial portion of our sales are completed at the end of the quarter, and often in the last weeks or days of a quarter, we may be unable to adjust our cost structure in response to a variation in the conversion of the sales proposals into contracts in a timely manner, which could adversely affect our business and operating results.


WE DEPEND UPON MICROSOFT AND THE CONTINUED ADOPTION AND PERFORMANCE OF THE MICROSOFT.NET PLATFORM.

We have designed our products to operate on the Microsoft .NET platform, including Windows .NET and .NET Enterprise Servers. Microsoft .NET is a new platform initiative of Microsoft announced in June 2000. We have spent considerable resources developing and testing the compatibility of our products for Microsoft .NET. As a result, with the exception of our Oracle product, we market our products exclusively to customers who have developed their computing systems around this platform. However, the performance of our products with Windows .NET and the .NET Enterprise Servers has limited experience in the marketplace

Our  future  financial  performance  will  depend on the  continued  growth  and successful  adoption  of  Microsoft  .NET  including  Windows  .NET and the .NET
Enterprise  Servers.   Microsoft  .NET  faces  competition,   particularly  from
computing  platforms  such as Unix and the Java 2 Platform,  Enterprise  Edition
(J2EE), and databases from companies such as Oracle. Acceptance of Microsoft ..NET may not continue to increase in the future. The market for software applications that run on these platforms has in the past been significantly affected by the timing of new product releases, competitive operating systems and enhancements to competing computing platforms. If the number of businesses that adopt Microsoft Windows .NET fails to grow or grows more slowly than we currently expect, or if Microsoft delays the release of new or enhanced products, our revenues from the Pivotal CRM Suite could be adversely affected.

The performance of our products depends, to some extent, on the technical capabilities of the Microsoft .NET platform. If this platform does not meet the technical demands of our products, the performance or scalability of our products could be limited and, as a result, our revenues from the Pivotal CRM Suite could be adversely affected.

In fiscal 2001, we launched a global business development initiative with Microsoft aimed at leading the emerging customer relationship management and electronic business market. The success of this initiative will depend on the ability of Pivotal and Microsoft to jointly market and sell to Global 2000 companies the Pivotal CRM Suite combined with Microsoft .NET Enterprise Servers. However, Microsoft's intention to deliver a product called Microsoft(R) Customer Relationship Management that may directly compete with our products would likely adversely affect our global business initiative with Microsoft and might result in a termination of such relationship.

In addition, Microsoft has been faced with significant legal issues. Broad antitrust actions initiated by federal and state regulatory authorities resulted in a verdict against Microsoft in the U.S. District Court for the District of Columbia. The U.S. District Court adopted the government's proposed remedy and held that Microsoft should be divided into two companies. Microsoft appealed this verdict to the U.S. Court of Appeals for the District of Columbia. The U.S. Court of Appeals affirmed the U.S. District Court's findings of antitrust violations, but overturned the ruling that Microsoft should be divided into two companies. The U.S. Court of Appeals also removed the judge presiding over this matter in the U.S. District Court and remanded to the U.S. District Court the determination as to what remedies should be pursued against Microsoft. Microsoft appealed this finding of a violation of antitrust laws to the U.S. Supreme Court, but this appeal was denied.

In November 2001, the Justice Department and Microsoft entered into a settlement agreement that would avoid breaking-up Microsoft as a remedy to the case. Only nine of the 18 states involved in the antitrust actions against



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Microsoft,  however,  agreed to be a party to such a settlement.  The settlement contains certain prohibitions on the actions the U.S. Court of Appeals determined were acts of monopoly maintenance, precludes other practices that Microsoft might engage in to impede threats to its business and imposes affirmative obligations on Microsoft, which the Justice Department believes create favorable conditions under which competing products can be developed and deployed. The settlement was approved by the U.S. District Court on November 4, 2002. European Union regulators are currently investigating whether Microsoft has violated European antitrust laws. Any outcome to these actions that weakens the competitive position of Microsoft .NET products could adversely affect the market for our products.

THE MARKET FOR OUR PRODUCTS IS HIGHLY COMPETITIVE AND COULD INCLUDE COMPETITION FROM MICROSOFT.

The market for our software is intensely competitive and rapidly changing. The past year has been one of vendor consolidation. Today, the direct competitors are fewer in number as companies are looking for business technology products that deliver rapid results. We face competition from companies in the Customer Relationship Management software market and in the overall enterprise business application market. Some of our actual and potential competitors are larger, better-established companies and have greater technical, financial and marketing resources. Increased competition may result in price reductions, lower gross margins or loss of our market share, any of which could materially adversely affect our business, financial condition and operating results. Some competitors include Siebel Systems Inc., Oracle Corporation, SAP AG, Onyx Corporation and PeopleSoft, Inc.

In addition, on February 26, 2002, Microsoft announced that later in 2002 it intends to deliver a product called Microsoft(R) Customer Relationship Management (CRM) which, according to Microsoft at that time, would be specifically designed for the needs of small and medium-sized business customers. We believed at that time that the target market for the Microsoft Customer Relationship Management product was different from our target market. However, on July 11, 2002 Microsoft further explained its overall Customer Relationship Management business strategy and indicated that its Customer
Relationship Management product could eventually be targeted to the mid-market of the Customer Relationship Management software market; therefore, while we believe that there will not be significant overlap with the present market for our products, our products could be faced with direct competition from Microsoft, which could have a material adverse effect on our revenues and results of operations.

In addition, as we develop new products, particularly applications focused on electronic commerce or specific industries, we may begin competing with companies with whom we have not previously competed. It is also possible that new competitors will enter the market or that our competitors will form alliances that may enable them to rapidly increase their market share. OUR DISTRIBUTION CHANNELS MAY CREATE ADDITIONAL RISKS.

Failure to minimize channel conflicts could materially and adversely affect our business, operating results and financial condition. We have a number of relationships with resellers, which assist us in obtaining broad market coverage. We have generally avoided exclusive relationships with resellers of our products. Discount policies and reseller licensing programs are intended to support each distribution channel with a minimum level of channel conflicts.

IF WE DO NOT MAINTAIN OUR RELATIONSHIPS WITH THIRD-PARTY VENDORS, INTERRUPTIONS IN THE SUPPLY OF OUR PRODUCTS MAY RESULT.

We may not be able to replace the functionality provided by the third-party software currently offered with our products if that software becomes obsolete or incompatible with future versions of our products or is not adequately maintained or updated. Portions of our products incorporate software that was developed and is maintained by third-party software developers. Although we believe there are other sources for these products, any significant interruption in the supply of these products could adversely impact our sales unless and until we can secure another source. We depend in part on these third parties' abilities to enhance their current products, to develop new products on a timely and cost-effective basis and to respond to emerging industry standards and other technological changes. The absence of or any significant delay in the replacement of functionality provided by third-party software in our products could materially and adversely affect our sales.



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THE SUCCESS OF OUR STRATEGIC ALLIANCE WITH CAP GEMINI ERNST & YOUNG IS UNKNOWN.

We entered into a strategic alliance agreement with Cap Gemini Ernst & Young in May 2001 whereby we jointly market and sell the Pivotal CRM Suite. As part of our strategic alliance agreement with Cap Gemini Ernst & Young, we committed to utilize a minimum amount of Cap Gemini Ernst & Young services during fiscal 2001 and 2002. Following our corporate restructuring, we re-focused our business activities so that we are no longer utilizing the Cap Gemini Ernst & Young services in the manner originally contemplated. As a result, we incurred a restructuring charge on our fiscal 2002 financial statements for the remaining contractual obligation. We do not know if this will prove to be a successful relationship in the future or if it will result in any material revenue for Pivotal.

THE MARKET FOR OUR PRODUCTS IS NEW AND HIGHLY UNCERTAIN AND OUR PLAN TO FOCUS ON INTERNET-BASED APPLICATIONS AND INTEGRATE ELECTRONIC COMMERCE FEATURES ADDS TO THIS UNCERTAINTY.

The market for customer relationship management and electronic business products is still emerging and continued growth demand for and acceptance of the Pivotal CRM Suite remains uncertain. Even if the market for customer relationship management electronic business products grows, businesses may purchase our competitors' products or develop their own. We believe that many of our potential customers are not fully aware of the benefits of the Pivotal CRM Suite and, as a result, these products and services may never achieve full market acceptance.

The development of our Internet-based Pivotal CRM Suite for customer relationship management and electronic business and our plan to integrate additional features presents additional challenges and uncertainties. We are uncertain how businesses will use the Internet as a means of communication and commerce and whether a significant market will develop for Internet-based customer relationship management and electronic business products such as those developed by us. The use of the Internet is evolving rapidly and many companies are developing new products and services that use the Internet. We do not know what forms of products and services may emerge as alternatives to our existing products or to any future Internet-based customer relationship management and electronic business products we may introduce. We have spent, and will continue to spend, considerable resources educating potential customers about our products and Customer Relationship Management and electronic business software products. However, even with these educational efforts, market acceptance of our products may not increase. If the markets for our products do not grow or grow more slowly than we currently anticipate, our revenues may not grow and may even decline.

OUR SALES CYCLE IS UNPREDICTABLE AND THE AVERAGE SIZE OF OUR LICENSING TRANSACTIONS VARIES WIDELY FROM QUARTER TO QUARTER, WHICH COULD HARM OUR OPERATING RESULTS.

We believe that an enterprise's decision to purchase a customer relationship management and electronic business product is discretionary, involves a significant commitment of its resources and is influenced by its budget cycles. To successfully sell licenses for our products, we typically must educate our potential customers regarding the use and benefits of customer relationship management and electronic business products in general and our products in particular. This education process can require significant time and resources. Consequently, the period between initial contact and the purchase of licenses for our products is often long and subject to delays associated with the lengthy budgeting, approval and competitive evaluation processes that typically accompany significant capital expenditures.

This sales cycle is variable and subject to significant uncertainty. We have restructured our sales process to allow some potential customers an evaluation period during which they may evaluate our software products at no charge prior to any decision to purchase. We believe that the new evaluation period may further lengthen our sales cycle. We frequently must invest substantial resources to develop a relationship with a potential customer and educate its personnel about our products and services with no guarantee that our efforts will be rewarded with a sale.

We may encounter reduction in our customers' project sizes, deferral of purchasing and lack of an urgency to purchase and the overall unpredictability of customer decision-making. In addition, we may continue to see reductions in the size of customer orders in the final stages of negotiations as a result of reduction in the customer's project size. The increase in sales cycle and varying transaction sizes could harm our operating results.

THE LENGTH OF TIME REQUIRED TO ENGAGE A CLIENT AND TO IMPLEMENT OUR PRODUCTS MAY BE LENGTHY AND UNPREDICTABLE.

The timing of the sales and implementation of our products and services is lengthy and not predictable with any degree of accuracy. Prior sales and implementation cycles should not be relied upon as any indication of future cycles. The license of our software products is often an enterprise-wide decision by prospective customers and generally requires us to provide a significant level of education to prospective customers regarding the use and benefits of our products. In addition, the implementation of our products involves a significant commitment of resources by prospective customers and is commonly associated with reengineering efforts that may be performed by the customer or third-party systems integrators. The cost to the customer of our product is typically only a portion of the related hardware, software, development, training and integration costs of implementing a large-scale eBusiness software system. For these and other reasons, the period between initial contact and the implementation of our products is often lengthy and is subject to a number of factors that may cause significant delays, over many of which we have little or no control. These factors include the size and complexity of the overall project and delays in our customers' implementation of Web-based computing environments. A delay in the sale or implementation of even a limited number of license transactions could have a material adverse effect on our business, financial condition or results of operations and cause our operating results to vary significantly from quarter to quarter.

OUR SUCCESS WILL DEPEND UPON THE SUCCESS OF OUR PRODUCTS.

We anticipate that a majority of our revenues and growth in the foreseeable future will come from license and service related to sales of our integrated product suites and standalone products, primarily consisting of Pivotal Sales Suite, Pivotal Marketing Suite, Pivotal Service Suite, Pivotal Interactive
Selling Suite, and Pivotal Partner Management Suite, as well as industry specific products. Accordingly, failure of our integrated product suites and products to gain increased market acceptance and compete successfully would adversely affect our business, results of operations and financial condition. Our future financial performance will depend on our ability to succeed in the continued sale of our integrated product suites, products and related services, as well as the development of new versions and enhancements of these products.

THE SUCCESS OF OUR PRODUCTS WILL DEPEND UPON THE CONTINUED USE AND EXPANSION OF THE INTERNET.

Increased sales of our products and any future Internet-based applications and electronic commerce features we integrate with our current products, will depend upon the expansion of the Internet as a leading platform for commerce and communication. If the Internet does not continue to become a widespread communications medium and commercial marketplace, the demand for our products could be significantly reduced and our products and any future Internet-based and electronic commerce features may not be commercially successful. The Internet infrastructure may not be able to support the demands placed on it by continued growth. The Internet could lose its viability due to delays in the development or adoption of new equipment, standards and protocols to handle increased levels of Internet activity, security, reliability, cost, ease of use, accessibility and quality of service.

Other concerns that could inhibit the growth of the Internet and its use by business as a medium for communication and commerce include:

     o    concerns about security of transactions conducted over the Internet;

     o concerns about privacy and the use of data collected and stored recording interactions over the Internet;

     o the possibility that federal, state, local or foreign governments will adopt laws or regulations limiting the use of the Internet or the use of information collected from communications or transactions over the Internet; and

     o    the possibility that governments will seek to tax Internet commerce.

WE  DEPEND  ON  THIRD-PARTY   WIRELESS  SERVICE  PROVIDERS  FOR  THE  SUCCESSFUL
IMPLEMENTATION OF OUR PIVOTAL WIRELESS PRODUCT.

Our Pivotal Wireless product provides a wireless platform that allows our other products to be accessed wirelessly. We depend on third-party providers of wireless services for the successful implementation of Pivotal Wireless. Because Pivotal Wireless relies on wireless services developed and maintained by third parties, we depend on these third parties' abilities to deliver and support reliable wireless services. The wireless industry is new and rapidly developing and involves many risks, including:

     o extensive government regulation in licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems which may prevent third-party providers from successfully expanding their wireless services;

     o rapid expansion of the wireless services infrastructure which may result in flaws in the infrastructure;

     o concerns over the radio frequency emissions or other health and safety risks that may discourage use of wireless services; and

     o possible disruptions in service related to the consolidation or removal of participants in the wireless market.


WE RELY ON OUR PIVOTAL PARTNER PROGRAM NETWORK OF INDEPENDENT COMPANIES TO SELL, INSTALL AND SERVICE OUR PRODUCTS AND TO PROVIDE SPECIALIZED SOFTWARE FOR USE WITH THEM AND OUR PIVOTALHOST PROGRAM RELIES ON THIRD-PARTY APPLICATION SERVICE PROVIDERS.

We do not have the internal implementation and customization capability to support our current level of sales of licenses. Accordingly, we have established and rely on our international network of independent companies we call the Pivotal Partner Program. Members of the Pivotal Partner Program market and sell our products, provide implementation, customization and education services, provide technical support and maintenance on a continuing basis and provide us with software applications that we can bundle with our products to address specific industry and customer requirements. Approximately 31% and 17% of our license revenues for the quarters ended September 30, 2002 and 2001, respectively were from sales made through third-party resellers. The majority of our customers retain members of the Pivotal Partner Program to install and customize our products. If we fail to maintain our existing Pivotal Partner Program relationships, or to establish new relationships, or if existing or new members of the Pivotal Partner Program do not perform to our expectations, our ability to sell, install and service our products may suffer.

There is an industry trend toward consolidation of systems integrators that implement, customize and maintain software products. Some of the systems integrators in the Pivotal Partner Program have engaged in discussions concerning business consolidations. We are uncertain as to the effect that any consolidation may have on our relationships with members of the Pivotal Partner Program.

The  success  of our  PivotalHost  program  will  depend on the  commitment  and
performance  of  third-party   application  service  providers  to  successfully
implement and market services that incorporate our products.

THE LOSS OF KEY PERSONNEL OR OUR FAILURE TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

Our success depends largely upon the continued service of our executive officers and other key management, sales and marketing and technical personnel. The loss of the services of one or more of our executive officers or other key employees could have a material adverse effect on our business, results of operations and financial condition. In particular, we rely on Bo Manning, our President, Chief Executive Officer and director and Divesh Sisodraker, our Chief Financial Officer. We do not maintain key person insurance on the lives of Messrs. Manning or Sisodraker.

Our future success also depends on our ability to attract and retain highly qualified personnel. The competition for qualified personnel in the computer software and Internet markets is intense, and we may be unable to attract or retain highly qualified personnel. Due to competition for qualified employees, it may be necessary for us to increase the level of compensation paid to existing and new employees such that our operating expenses could be materially increased. The price of our common shares has declined significantly in the past year. Many of our key employees hold options to purchase common shares with exercise prices significantly greater than the current market price of the common shares. Accordingly, our current share option program may be of limited value in retaining and motivating employees.

WE FACE RISKS FROM THE EXPANSION OF OUR INTERNATIONAL OPERATIONS.

We have permanent offices in the United States, Canada, Ireland, England, Japan, Australia, New Zealand, Germany and France. We are constantly reviewing our international sales and operations to determine if offices are required in these and other countries. International operations are subject to numerous inherent potential risks, including: o unexpected changes in regulatory requirements;

     o    export restrictions, tariffs and other trade barriers;

     o    changes in local tax rates or rulings by local tax authorities;

     o challenges in staffing and managing foreign operations, including differing technology standards, employment laws and practices in foreign countries;

     o    less favorable intellectual property laws;

     o    longer  accounts   receivable   payment  cycles  and  difficulties  in
          collecting payments;

     o    political and economic instability; and

     o fluctuations in currency exchange rates and the imposition of currency exchange controls.

Any of these factors could have a material adverse effect on our business, financial condition or results of operations. Our international operations have and will continue to require significant management attention and financial resources. We have had to significantly enhance our direct and indirect international sales channels and our support and services capabilities. We may not be able to maintain or increase international market demand for our products. We may not be able to sustain or increase international revenues from licenses or from consulting and customer support.

In some foreign countries we rely on selected solution providers to translate our software into local languages, adapt it to local business practices and complete installations in local markets. We are highly dependent on the ability and integrity of these solution providers, and if any of them fail to properly translate, adapt or install our software, our reputation could be damaged and we could be subjected to liability. If any of these solution providers fail to adequately secure our software against unauthorized copying, our proprietary software could be compromised.

FLUCTUATIONS IN CURRENCY EXCHANGE RATES AND RISKS ASSOCIATED WITH OUR RISK MANAGEMENT POLICIES MAY AFFECT OUR OPERATING RESULTS.

For information regarding our exposure to exchange rate risk, see Part I, Item 2 "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in this Report.

FLUCTUATIONS IN THE MARKET VALUE OF OUR SHORT-TERM INVESTMENTS AND IN INTEREST RATES MAY AFFECT OUR OPERATING RESULTS.

For additional information regarding the sensitivity of and risks associated with the market value of short-term investments and interest rates, see Part I,
Item 2A "Management's Discussion and Analysis of Financial Condition and Results of operations" contained in this Report.

WE MAY BE UNABLE TO OBTAIN THE FUNDING NECESSARY TO SUPPORT THE EXPANSION OF OUR BUSINESS, AND ANY FUNDING WE DO OBTAIN COULD DILUTE OUR SHAREHOLDERS' OWNERSHIP INTEREST IN PIVOTAL.

Our past revenues have been and our future revenues may continue to be insufficient to support the expenses of our operations and the expansion of our business. We may therefore need additional equity or debt capital to finance our operations. If we are unable to generate sufficient cash flow from operations or to obtain funds through additional debt or equity financing, we may have to reduce some or all of our development and sales and marketing efforts and limit the expansion of our business.

We believe our existing cash and cash equivalents will be sufficient to meet our capital requirements for at least the next eighteen months. Thereafter, depending on the development of our business, we may need to raise additional cash for working capital or other expenses. We also may encounter opportunities for acquisitions or other business initiatives that require significant cash commitments, or unanticipated problems or expenses that could result in a requirement for additional cash before that time.

Therefore, we may seek additional funds through public or private debt or equity financing or from other sources to fund our operations and pursue our growth strategy. We have no commitment for additional financing, and we may experience difficulty in obtaining funding on favorable terms, if at all. Any financing we obtain may contain covenants that restrict our freedom to operate our business or may require us to issue securities that have rights, preferences or privileges senior to our common shares and may dilute your ownership interest in Pivotal.

THE MARKET FOR OUR PRODUCTS AND THE CURRENT ECONOMIC CONDITIONS ARE UNCERTAIN AND MAY CAUSE OUR BUSINESS TO SUFFER.

The market for our products and related services is unpredictable. We continue to experience signs of weakness due to the current fluctuations in the economy and the related reluctance of companies to acquire significant software systems at this time. These market conditions may continue to deteriorate causing further changes to the buying behaviour of our customers which would result in our inability to meet our projected financial results. The severity and duration of any further deterioration may compel us to consider further reductions in our workforce to realign with those new market conditions, on either a regional or global scale, or both. This reduction could adversely impact our ability to develop, deliver and/or service our existing and new products, as well as our ability to attract, maintain and service our customers.

THE INTEGRATION OF FUTURE ACQUISITIONS MAY BE DIFFICULT AND DISRUPTIVE.

We anticipate that we may acquire other companies in the future. Acquisitions and the integration of new companies take significant financial and management resources and are subject to risks commonly encountered in acquisitions, including, among others, risk of loss of key personnel, difficulties associated with assimilating ongoing businesses and the ability of our sales force and consultants to become educated on new products and services. We will also need to integrate the products of acquired companies into our product offering. We may not successfully overcome these risks or any other problems that may be encountered in connection with future acquisitions.

Accordingly, it is uncertain whether we will receive the benefits we anticipate from these acquisitions and we may not realize value from these acquisitions comparable to the resources we invest in them.

As part of our business strategy, we regularly review acquisition opportunities and we may seek to grow by making additional acquisitions. We may not effectively select acquisition candidates, negotiate or finance acquisitions or integrate the acquired businesses and their personnel or acquired products or technologies into our business. We cannot be certain that we can complete any acquisition we pursue on favorable terms, or that any acquisition will ultimately benefit our business.

WE RELY ON SOFTWARE LICENSED TO US BY THIRD PARTIES FOR FEATURES WE INCLUDE IN OUR PRODUCTS.

We incorporate into our products software that is licensed to us by third-party software developers. This includes Microsoft SQL Server 2000, Microsoft SQL Server 7.0, Sheridan Calendar Control, InstallShield 3, Crystal Reports, Interactive Intelligence Enterprise Interaction Center and Intel CT Connect. We are seeking to further increase the capabilities of our products by licensing additional applications from third parties. A significant interruption in the availability of any of this licensed software could adversely affect our sales, unless and until we can replace this software with other software that performs similar functions. Because our products incorporate software developed and maintained by third parties, we depend on these third parties' abilities to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis, and respond to emerging industry standards and other technological changes. If third-party software offered now or in the future in conjunction with our products becomes obsolete or incompatible with future versions of our products, we may not be able to continue to offer some of the features we presently include in our products unless we can license alternative software or develop the features ourselves.

WE MAY BE UNABLE TO CONTINUE TO DEVELOP ENHANCEMENTS TO OUR PRODUCTS AND NEW APPLICATIONS AND FEATURES THAT RESPOND TO THE EVOLVING NEEDS OF OUR CUSTOMERS, RAPID TECHNOLOGICAL CHANGES AND ADVANCES INTRODUCED BY OUR COMPETITORS.

The software market in which we compete is characterized by rapid change due to changing customer needs, rapid technological changes and advances introduced by competitors. Existing products become obsolete and unmarketable when products using new technologies are introduced and new industry standards emerge. New technologies could change the way customer relationship management and electronic business products are sold or delivered. As a result, the life cycles of our products are difficult to estimate. We also may need to modify our products when third parties change software we integrate into our products. To be successful we must continue to enhance our current products and develop new applications and features.

We may not be able to successfully develop or license the applications necessary to offer these or other features, or to integrate these applications with our existing products. We have delayed enhancements and new product release dates several times in the past and may not be able to introduce new products, product enhancements, new applications or features successfully or in a timely manner in the future. If we delay release of our new products or product enhancements or new applications or features or if they fail to achieve market acceptance when released, we may not be able to keep up with the latest developments in the market and our revenues may fall. We may not be able to respond effectively to customer needs, technological changes or advances introduced by our competitors, and our products could become obsolete.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS.

Our success depends in part on our ability to protect our proprietary software and our other proprietary rights from copying, infringement or use by unauthorized parties. To protect our proprietary rights we rely primarily on a combination of copyright, trade secret and trademark laws, confidentiality agreements with employees and third parties, and protective contractual provisions such as those contained in license agreements with consultants, vendors and customers. Despite our efforts to protect our proprietary rights, unauthorized  parties  may  copy  aspects  of our  product  and  obtain  and use information that we regard as proprietary. Other parties may breach confidentiality agreements and other protective contracts we have entered into. We may not become aware of, or have adequate remedies in the event of, these types of breaches or unauthorized activities.

CLAIMS BY OTHER COMPANIES THAT OUR PRODUCTS INFRINGE THEIR COPYRIGHTS OR PATENTS COULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS AND INCREASE OUR COSTS.

If any of our products violates third-party proprietary rights, including copyrights and patents, we may be required to re-engineer our products or obtain licenses from third parties to continue offering our products without substantial re-engineering. Although some of our current and potential competitors have sought patent protection for similar customer relationship management and electronic business products, we have not sought patent protection for our products. If a patent has been issued or is issued in the future to a third-party that prevents us from using technology included in our products, we would need to obtain a license or re-engineer our product to function without infringing the patent. Any efforts to re-engineer our products or obtain licenses from third parties may not be successful and, in any case, could substantially increase our costs, force us to interrupt sales or delay product releases.

OUR PRODUCTS, AND PRODUCTS WE RELY ON, MAY SUFFER FROM DEFECTS OR ERRORS.

Software products as complex as ours may contain errors or defects, especially when first introduced or when new versions are released. We have had to delay commercial release of some versions of our products until software problems were corrected, and in some cases have provided product enhancements to correct errors in released products. Our new products and product enhancements or new applications or features may not be free from errors after commercial shipments have begun. Any errors that are discovered after commercial release could result in loss of revenues or delay in market acceptance, diversion of development resources, damage to our reputation, increased service and warranty costs and liability claims.

Our  end-user  licenses  contain  provisions  that limit our exposure to product liability claims, but these provisions may not be enforceable in all jurisdictions. In some cases, we have been required to waive these contractual limitations. Further, we may be exposed to product liability claims in international jurisdictions where our solution provider has supplied our products and negotiated the license without our involvement. A successful product liability claim could result in material liability and damage to our reputation.

In addition, products we rely on, such as Microsoft platform products, may contain defects or errors. Our products rely on these products to operate properly. Therefore, any defects in these products could adversely affect the operation of and market for our products, reduce our revenues, increase our costs and damage our reputation.

IF OUR CUSTOMERS' SYSTEM SECURITY IS BREACHED, OUR BUSINESS AND REPUTATION COULD SUFFER.

A fundamental requirement for online communications is the secure transmission of confidential information over the Internet. Users of our products transmit their and their customers' confidential information over the Internet. In our license agreements with our customers, we disclaim responsibility for the security of confidential data and have contractual indemnities for any damages claimed against us. However, if unauthorized third parties are successful in obtaining confidential information from users of our products, our reputation and business may be damaged and, if our contractual disclaimers and indemnities are not enforceable, we may be subjected to liability.

CHANGES IN ACCOUNTING STANDARDS AND IN THE WAY WE CHARGE FOR LICENSES COULD AFFECT OUR FUTURE OPERATING RESULTS.

We recognize revenues from the sale of software licenses on delivery of our products if:

     o    persuasive evidence of an arrangement exists,

     o    the fee is fixed and determinable,

     o we can objectively allocate the total fee among all elements of the arrangement, and

     o    collection of the license fee is probable.

Under some license arrangements, with either a fixed or indefinite term, our customers agree to pay for the license with periodic payments extending beyond our standard payment terms. We recognize revenues from these arrangements as the periodic payments become due, provided all other conditions for revenue recognition are met. We have not entered into many of these arrangements; however, if they become popular with our customers, we may have lower revenues in the short-term than we would otherwise, because revenues for licenses sold under these arrangements will be recognized over time rather than upon delivery of our product.

We recognize maintenance revenues ratably over the contract term, typically one year, and recognize revenues for consulting, education and implementation and customization services as the services are performed.

Administrative agencies responsible for setting accounting standards, including the United States Securities and Exchange Commission and the Financial Accounting Standards Board, are also reviewing the accounting standards related to stock-based compensation. Any changes to these accounting standards or any other accounting standards or the way these standards are interpreted or applied could require us to change the way we recognize revenue, account for share compensation, or other aspects of our business which could adversely affect our reported financial results.

OUR SHARE PRICE MAY CONTINUE TO BE VOLATILE.

Our share price has fluctuated substantially since our initial public offering in August 1999. The trading price of our common shares is subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant orders, changes in revenues and earnings estimates by securities analysts, announcements of technological innovations or new products by us or our competitors, general conditions in the software and computer industries and other events or factors. In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the market price for many companies in industries similar or related to ours and these fluctuations have been unrelated to the operating performance of these companies. These market fluctuations have adversely affected and may continue to adversely affect the market price of our common shares. During the calendar year 2002, several high-profile scandals and controversies regarding allegedly improper methods of accounting by certain public companies and their auditors have arisen. These scandals and controversies could have the effect of depressing the capital markets generally and the price of our common shares could be adversely affected as a part of an overall trend to divestiture of holdings in shares in favor of other types of non-share investments that may be seen as more secure.



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

CERTAIN SHAREHOLDERS MAY BE ABLE TO EXERCISE CONTROL OVER MATTERS REQUIRING SHAREHOLDER APPROVAL.

Our current officers, directors and entities affiliated with us together beneficially owned a significant portion of our outstanding common shares as of September 30, 2002. While these shareholders do not hold a majority of our outstanding common shares, they will be able to exercise significant influence over matters requiring shareholder approval, including the election of directors and the approval of mergers, consolidations and sales of our assets. This may prevent or discourage tender offers for our common shares.

The Minimum Bid Price of Our Common Shares Has Recently Not Been in Compliance with Nasdaq's Criteria For Continued Listing on the Nasdaq National Market, and We May Be Transferred to the Nasdaq SmallCap Market or Delisted If We Are Unable to Comply.

Our common shares are quoted on the Nasdaq National Market. There are a number of continuing requirements that must be met in order for our common shares to remain eligible for quotation on the Nasdaq National Market or the Nasdaq SmallCap Market. The failure to meet the maintenance criteria in the future could result in the delisting of our common shares from Nasdaq. If our common shares were to be delisted, trading, if any, in the common shares may then continue to be conducted on the OTC Bulletin Board. As a result, an investor may find it more difficult to sell our common shares or to obtain accurate quotations as to the market value of our common shares. Based on the bid price and closing price of our common shares on November 7, 2002, we are out of compliance with the Nasdaq National Market rule that requires a National Market-listed company to maintain a $1.00 minimum bid price. Nasdaq may notify us that we are not in compliance with the minimum bid price rule and, if we are not able to regain compliance with such rule within the prescribed timeframe, Nasdaq may notify us that we will be delisted. We cannot guarantee you that we will be able to regain compliance with the minimum bid rules within the prescribed timeframe, or at all. If Nasdaq provides us with a notice of delisting, we would have the option of appealing the delisting decision to a Nasdaq listing qualifications review panel and presenting our argument for continued National Market listing to such panel, of applying for listing on the Nasdaq SmallCap Market or of allowing the delisting to occur. Even if we appeal and/or apply for listing on the Nasdaq SmallCap Market, we cannot guarantee that the appeal will be successful or that the application will be accepted, as the case may be, in which event delisting will occur and trading of our common shares may thereafter take place on the OTC Bulletin Board.

THE INTEGRATION OF MARKETFIRST MAY BE DIFFICULT AND DISRUPTIVE.

We are currently in the process of integrating the MarketFirst business with our business and we are expending significant financial resources in this effort. The integration of this company is subject to risks commonly encountered in acquisitions, including, among others, risk of loss of key personnel, difficulties associated with assimilating ongoing businesses and the ability of our sales force and consultants to integrate. We will also need to integrate the solutions of MarketFirst into our solution offering. We may not successfully overcome these risks or any other problems that may be encountered in connection with the acquisition of MarketFirst. Accordingly, it is uncertain whether we will receive the benefits we anticipate from this acquisition and we may not realize value from it comparable to the resources we have invested in it.







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